Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

March 8, 2019

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, TN 37067

Re:	Tivity Health, Inc. – Registration Statement on Form S-8 relating to the Nutrisystem Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to Tivity Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 1,565,485 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) that may be issued from time to time pursuant to the Plan, which was assumed by the Company in connection with the acquisition of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem”), in accordance with the terms and subject to the conditions of that certain Agreement and Plan of Merger, dated as of December 9, 2018, by and among the Company, Nutrisystem, and Sweet Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

In connection with the opinion expressed herein, we have examined and relied upon such documents, certificates, and records as we have deemed in our judgment relevant or necessary for purposes of such opinion. In all such examinations, we have assumed the genuineness of signatures on original documents, the legal capacity of all natural persons, the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and, as to certificates and oral or written statements of public officials, we have assumed the same to have been properly given and to be accurate. As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinions may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in law or facts (or any effects thereof on the opinions expressed herein) that may hereafter come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC